Exhibit (6)(i)

REVOLVER NOTE

$215,039.00	July 31, 2015

Definitions:

Note:	This Revolver Promissory Note

Effective Date:	April 6, 2015

Principal Amount:	TWO HUNDRED FIFTEEN THIRTY-NINE AND NO/100 DOLLARS ($215,039.00) (the “Maximum Amount”); Borrower may borrow up to the Maximum Amount until Maturity. Lender may refuse to make a loan once the aggregate outstanding advances equal or exceed the Principal Amount.

Borrower:	We-Commerce Holdings, LLC, a Texas limited liability company

Lender: Loan Documents:

BeautyKind, LLC, a Texas limited liability company

This Promissory Note;

Pledge and Security Agreement;

License Agreement executed by and between Lender and Borrower on or about April 6, 2015 (“License Agreement”);

Asset Purchase Agreement executed by and between Lender and Borrower on or about April 6, 2015 (“Asset Purchase Agreement”).

Note Rate:	3.00%

Payment Date:	Payable on demand by Lender, on or before the Maturity Date.

Payment Amount:	Principal Amount, and any interest accrued thereon, outstanding at anytime prior to the Maturity Date, upon demand by Lender.

Default Interest Rate:	A rate per annum equal to the Note Rate plus ten percent (10%), but in no event in excess of the Maximum Lawful Rate.

Maximum Lawful Rate:	The maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Lender in accordance with the applicable laws of the State of Texas (or applicable United States federal law to the extent that such law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law), taking into account all Charges made in connection with the transaction evidenced by this Note and the other Loan Documents.

Maturity Date:	April 6, 2020

Renewal:	Renewable at Maturity at the option of Lender in two (2) year increments.

Permitted Liens:

Event of Default:	Any event or occurrence described under Section 3.1 hereof.

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Collateral:	Generally described as the customer data, customer lists, technology and Intellectual Property (including capitalized software and website development) purchased and/or licensed by Borrower from Lender pursuant to the License Agreement, and Asset Purchase Agreement executed on or about April 6, 2016 and attached hereto as Exhibit “A”, such listed assets herein and therein are specifically included as “Collateral”.

Prepayment:	Borrower Shall have the right to prepay the Principal Amount without penalty.

Related Indebtedness:	Any and all indebtedness paid or payable by Borrower to Lender, except such indebtedness which has been paid or is payable by Borrower to Lender under this Note and each Loan Document.

FOR VALUE RECEIVED, Borrower hereby promises to pay to the order of Lender the Principal Amount or so much thereof as may be advanced by Lender from time to time hereunder to or for the benefit or account of Borrower, together with interest thereon at the Note Rate and otherwise in strict accordance with the terms and provisions hereof.

PAYMENT TERMS:

1.	Payment of Principal and Interest. The Principal and all accrued but unpaid interest thereof shall be due and payable in the Payment Amount commencing on the Beginning Payment Date, and continuing on each Payment Date thereafter through and including the Maturity Date. A final installment equal to any remaining outstanding principal balance of this Note and any and all accrued but unpaid interest hereon shall be due and payable in full on the Maturity Date or upon the earlier maturity hereof, whether by acceleration or otherwise.

2.	Application. Except as expressly provided herein to the contrary, all payments on this Note shall be applied (i) first, to the payment or reimbursement of any expenses, costs or obligations (other than the outstanding principal balance hereof and interest hereon) for which either Borrower shall be obligated or Lender shall be entitled; then (ii) the payment of accrued but unpaid interest hereon, then (iii) to the payment of all or any portion of the outstanding Principal.

3.	Payments. All payments under this Note made to Lender shall be made in immediately available funds at Lender’s Address, or at such other place as Lender may in writing to Borrower designate.

4.	Computation Period. Interest on the indebtedness evidenced by this Note shall be computed on the basis of a three hundred sixty (360) day year and shall accrue on the actual number of days elapsed for any whole or partial month in which interest is being calculated.

5.	Prepayment. Any prepayment made by Borrower shall include any and all accrued but unpaid interest on the amount of principal being so prepaid through and including the date of prepayment. Prepayments of principal will be applied in inverse order of maturity. If this Note is prepaid in full, any commitment of Lender to make further advances shall automatically terminate.

6.	Default Interest Rate. For so long as any Event of Default exists under this Note or under any of the other Loan Documents, regardless of whether or not there has been an acceleration of the indebtedness evidenced by this Note, and at all times after the maturity of the indebtedness evidenced by this Note (whether by acceleration or otherwise), interest shall accrue on the outstanding principal balance hereof at the Default Interest Rate, and such accrued interest shall be immediately due and payable.

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EVENT OF DEFAULT AND REMEDIES:

1.	Event of Default. The occurrence or happening, at any time and from time to time, of any one or more of the following shall immediately constitute an "Event of Default" under this Note:

a.	Borrower shall fail, refuse or neglect to pay and satisfy, in full and in the applicable method and manner required, any required payment of Principal or interest or any other portion of the indebtedness evidenced by this Note as and when the same shall become due and payable; or

b.	The occurrence of any other default, breach or event of default as defined in or under this Note or any other Loan Document related to or executed in connection with this Note; or

c.	The occurrence of any other default, breach or event of default as defined in any other note, loan document or instrument between Borrower and Lender, whether related to this Note or not, including but not limited to each Loan Document, and the Equipment Loan.

d.	Upon written notification by Lender to Borrower of notice of an Event of Default, Borrower shall have ten (10) days from the date of such notice to cure any monetary default, and twenty (20) days from the date of such notice to cure any non-monetary default.

2.	Waivers. Borrower and all guarantors hereof severally WAIVE AND RELINQUISH presentment for payment, demand, notice of nonpayment or nonperformance, protest, notice of protest, notice of intent to accelerate, notice of acceleration or any other notices or any other action.

3.	Remedies. Upon the occurrence of an Event of Default and Borrower’s failure to cure within any applicable cure periods, Lender shall have the immediate right, at the sole discretion of Lender:

a.	to declare the entire unpaid balance of the indebtedness evidenced by this Note (including, without limitation, the outstanding principal balance hereof, including all sums advanced or accrued hereunder or under any other Loan Document, and all accrued but unpaid interest thereon) at once immediately due and payable;

b.	to exercise any of Lender's other rights, powers, recourses and remedies under this Note, under any other Loan Document, or at law or in equity.

The exercise of any Remedy shall be cumulative and concurrent; may be pursued separately, singly, successively, or concurrently against Borrower or others obligated for the repayment of this Note or any part hereof, or against any one or more of them, or against the Collateral, at the sole discretion of Lender; and are intended to be, and shall be, nonexclusive. If this Note, or any part hereof, is collected, or Lender deems it necessary to protect its rights regarding this Note, by or through an attorney-at-law, Borrower agrees to pay all costs and expenses of collection, including, but not limited to, Lender's attorneys' fees and court costs, whether or not any legal action shall be instituted to enforce this Note.

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GENERAL PROVISIONS:

1.	No Waiver: Amendment. Lender’s failure to exercise any Remedy following an Event of Default hereunder, or Lender’s acceptance of a partial or past due payment, shall not be construed as a novation of this Note, a reinstatement of the indebtedness, a waiver of any of Lender’s rights, or an amendment or modification of the terms of the Note or Loan Documents. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, or modification is sought.

2.	Interest Provisions: Savings Clause. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by this Note and the Related Indebtedness (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount contracted for, charged, taken, reserved, demanded or received pursuant to this Note or any of the other Loan Documents, then it is Borrower's and Lender's express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by Lender shall be credited on the principal balance of this Note and/or the Related Indebtedness (or, if this Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law. Borrower, prior to seeking usury penalties against Lender, shall provide written notice to Lender in reasonable detail of the nature and amount of the violation, and Lender shall have thirty (30) days after receipt of such notice in which to correct or cure such usury violation. All sums contracted for, charged, taken, reserved, demanded or received by Lender for the use, forbearance or detention of any debt evidenced by this Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of this Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of this Note and/or the Related Indebtedness does not exceed the Maximum Lawful Rate. In no event shall the provisions of Chapter 346 of the Texas Finance Code apply to this Note and/or any of the Related Indebtedness.

3.	Further Assurances and Corrections. From time to time, at the request of Lender, Borrower shall (i) promptly correct any defect, error or omission which may be discovered in the contents of this Note or in any other Loan Document or in the execution or acknowledgment thereof; (ii) execute, acknowledge, deliver, record and/or file such further documents and instruments to confirm the rights provided herein and to protect and further the validity, priority and enforceability of this Note and the other Loan Documents and the liens and security interests created thereby; and (iii) pay all costs in connection with any of the foregoing.

4.	Governing Law: Submission to Jurisdiction. This Note is executed and delivered incident to a lending transaction negotiated and consummated in Collin County, Texas, and shall be governed by and construed in accordance with the laws of the State of Texas. Borrower hereby (i) submits to the nonexclusive jurisdiction of the courts in Texas, and (ii) consents and agrees to exclusive venue of any litigation arising out of or in connection with this Note or any Loan Document in Collin County, Texas.

5.	Relationship of the Parties. The relationship between Borrower and Lender is solely that of debtor and creditor, Lender has no fiduciary or other special relationship with Borrower, Borrower and Lender are not partners or joint ventures, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtor and creditor.

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6.	Successors and Assigns. The terms and provisions hereof shall be binding upon and inure to the benefit of Borrower and Lender and their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, and all other persons claiming by, through or under them.

7.	Joint and Several Liability. If Borrower consists of more than one person or entity, each shall be jointly and severally liable to perform the obligations of Borrower under this Note.

8.	Time is of the Essence. Time is of the essence with respect to all provisions of this Note and the other Loan Documents.

9.	Controlling Agreement. In the event of any conflict between the provisions of this Note and any of the other Loan Documents, it is the intent of the parties hereto that the provisions of this Note shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Note, the other Loan Documents, and the Equipment Loan; and both Lender and Borrower participated in the drafting of this Note, the other Loan Documents, and the Equipment Loan.

10.	Notices. All notices or other communications required or permitted to be given pursuant to this Note shall be in writing and shall be considered as properly given when (i) mailed, through deposit with the United State Post Office by first class United States mail, postage prepaid, registered or certified with return receipt requested, (ii) by delivering in person to the intended addressee, (iii) delivered to a reputable independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee, or (iv) by electronic transmission or facsimile transmission to the addressee. Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days' prior notice to the other party.

11.	Right of Setoff. In addition to all liens upon and rights of setoff against the money, securities, or other property of Borrower given to Lender that may exist under applicable law, Lender shall have and Borrower hereby grants to Lender a lien upon and a right of setoff against all money, securities, and other property of Borrower, now or hereafter in possession of or on deposit with Lender, whether held in a general or special account or deposit, for safe-keeping or otherwise, and every such lien and right of setoff may be exercised without demand upon or notice to Borrower following an Event of Default.

12.	Statement of Unpaid Balance. At any time and from time to time, Borrower will furnish promptly upon the request of Lender, a written statement in form satisfactory to Lender, stating the unpaid balance of the indebtedness evidenced by this Note and the Related Indebtedness and that there are no offsets or defenses against full payment, or if there are any such offsets or defenses, specifying them.

13.	Sale or Participation of Loan. Lender may sell or otherwise transfer any part of the proceeds of the Principal Amount to another lender for participation without Borrower consent. Should any portion of the Principal Amount be transferred for participation, Lender shall notify Borrower of such transfer. Sale or transfer of the loan does not affect Borrowers rights and responsibilities under this Note or the Loan Documents

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14.	Entire Agreement. THIS NOTE AND THE OTHER LOAN DOCUMENTS CONTAIN THE FINAL, ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND ALL PRIOR AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATIVE HERETO AND THERETO WHICH ARE NOT CONTAINED HEREIN OR THEREIN ARE SUPERSEDED AND TERMINATED HEREBY, AND THIS NOTE AND THE OTHER LOAN DOCUMENTS MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note as of the day and year first written above.

LENDER:		BORROWER:

BeautyKind, LLC, a Texas limited liability company		We-Commerce Holdings, LLC, a Texas limited liability company

By:	/s/ J. Hilburn Davis, IV	By:	/s/ J. Hilburn Davis, IV
	________________, authorized manager		________________, authorized manager

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